Filed Pursuant to 424(b)(5)
Registration No. 333-275858

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 1, 2023)

The Charles Schwab Corporation

Depositary Shares, Each Representing a 1/100th

Interest in a Share of  % Fixed-Rate Reset

Non-Cumulative Perpetual Preferred Stock, Series L

We are offering     depositary shares, each representing a 1/100th ownership interest in a share of  % Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series L, $0.01 par value, with a liquidation preference of $100,000 per share (equivalent to $1,000 per depositary share) (the “Series L Preferred Stock”). The depositary shares are represented by depositary receipts. As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series L Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

We will pay dividends on the Series L Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors. Dividends will accrue on a non-cumulative basis quarterly, in arrears, on the 1st day of March, June, September and December of each year, commencing on September 1, 2026. Dividends will accrue (i) from the date of original issue to, but excluding June 1, 2031 at a fixed rate per annum of  %, and (ii) from, and including, June 1, 2031, during each reset period at a rate per annum equal to the five-year treasury rate as of the most recent reset dividend determination date (as described elsewhere in this prospectus supplement) plus  %. Payment of dividends on the Series L Preferred Stock is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement.

Dividends on the Series L Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series L Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date (as defined below), or be cumulative, and we will have no obligation to pay any dividend for that dividend period to the holder of Series L Preferred Stock, including the depositary, and no related distribution will be made on the depositary shares, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series L Preferred Stock for any future dividend period.

We may redeem the Series L Preferred Stock at our option:

•

in whole or in part, from time to time, on any dividend payment date on or after June 1, 2031 at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends; or

•

in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series L Preferred Stock will not have any voting rights, except as set forth under “Description of Series L Preferred Stock—Voting Rights” on page S-20.

The depositary shares will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. The depositary shares will not be savings accounts, deposits or other obligations of any bank.

The depositary shares are a new issue of securities with no established trading market. We do not intend to apply for listing of the depositary shares on any securities exchange or for inclusion of the depositary shares in any automated dealer quotation system.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-12.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the depositary shares or the Series L Preferred Stock or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses	$	$

(1)	The public offering price does not include dividends, if any, that may be declared. Dividends, if declared, will accrue from the date of initial issuance, which is expected to be , 2026.

The underwriters expect to deliver the depositary shares to purchasers in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) on or about     , 2026.

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	TD Securities	Wells Fargo Securities

Prospectus Supplement dated     , 2026

PROSPECTUS SUPPLEMENT

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

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We are not, and the underwriters are not, offering to sell the depositary shares, and are not seeking offers to buy the depositary shares, in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the depositary shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the depositary shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement (File No. 333-275858) that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the depositary shares that we are selling in this offering, the Series L Preferred Stock represented by the depositary shares, and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our depositary shares, our Series L Preferred Stock and other information you should know before investing in our depositary shares. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described in “Where You Can Find More Information” before investing in our depositary shares.

References in this prospectus supplement to “Schwab,” “we,” “us,” “our” and “CSC” mean The Charles Schwab Corporation. References in this prospectus supplement to the “Company” mean CSC and its subsidiaries.

Currency amounts in this prospectus supplement and the accompanying prospectus are stated in U.S. dollars.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. You should assume that the information contained or incorporated by reference in this prospectus supplement and any document incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available to download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our corporate website at www.aboutschwab.com. The website addresses of the SEC and us are included as inactive textual references only, and the information contained on those websites is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” information we have filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus.

This prospectus supplement and accompanying prospectus incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•	Current Report on Form 8-K filed on January 29, 2026 (Item 5.02 only); and

•

Definitive Proxy Statement on Schedule 14A filed on April 6, 2026 and supplemented on April 17, 2026 (the portion thereof incorporated by reference in Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 only).

In addition, we also incorporate by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the date of the termination of this offering.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

S-iv

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to the following address:

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

(817) 859-5000

investor.relations@schwab.com

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain not only historical information but also “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “prioritize,” “will,” “may,” “estimate,” “appear,” “could,” “would,” “expand,” “aim,” “maintain,” “continue,” “seek,” and other similar expressions. In addition, any statements that refer to expectations, strategy, objectives, projections, or other characterizations of future events or circumstances are forward-looking statements.

These forward-looking statements, which reflect management’s expectations and objectives as of the date hereof, or in the case of any documents incorporated by reference, as of the date of those documents, are based on the best judgment of the Company’s senior management. These statements relate to, among other things:

•	the use of proceeds from this offering;

•	the ratings for the depositary shares;

•	a trading market for the depositary shares;

•

maximizing the Company’s market valuation and stockholder returns over time; the Company’s belief that developing trusted relationships will translate into more client assets which drives revenue and, along with expense discipline and thoughtful capital management, generates earnings growth and builds stockholder value;

•	industry and competitive trends including artificial intelligence, digital assets, private company securities and other alternative investments;

•	the Company’s plan to provide increased access for clients to trade in digital assets, including select cryptocurrencies;

•	the integration of Forge Global Holdings, Inc. and its private markets capabilities;

•	capital expenditures and expense management;

•	net interest revenue, client cash allocation behavior, and adjustment of rates paid on client-related liabilities;

•	wholesale funding and funding strategy;

•

management of interest rate risk; modeling and assumptions, the impact of changes in interest rates on net interest margin and revenue, bank deposit account fee revenue, economic value of equity, and liability and asset duration;

•	sources and uses of liquidity;

•	capital management; long-term operating objective; and uses of capital and return of excess capital to stockholders;

•	the expected impact of proposed and final rules;

•	the expected impact of new accounting standards not yet adopted;

•	the likelihood of indemnification and guarantee payment obligations and clients failing to fulfill contractual obligations;

•	the outcome and impact of legal proceedings and regulatory matters;

•	the preliminary unaudited results for the three-month period ended March 31, 2026; and

•	the other risks and uncertainties described in this prospectus supplement, including the documents incorporated by reference herein.

Achievement of the expressed expectations and objectives described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place

S-vi

undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, as of the date of those documents.

Important factors that may cause actual results to differ include, but are not limited to:

•	general economic and market conditions, including the level of interest rates, equity market valuations and volatility;

•	the impact of new and emerging technologies;

•	the Company’s ability to attract and retain clients, develop trusted relationships, and grow client assets;

•	client use of the Company’s advisory and lending solutions and other products and services;

•	the level of client assets, including cash balances;

•	client cash allocations and sensitivity to deposit rates;

•	competitive pressure on pricing, including deposit rates;

•	the level and mix of client trading activity, including daily average trades, margin balances, and balance sheet cash;

•	regulatory guidance and adverse impacts from new or changed legislation, rulemaking, or regulatory expectations;

•	capital and liquidity needs and management;

•	the Company’s ability to manage expenses;

•	the Company’s ability to attract and retain talent;

•	the Company’s ability to develop and launch new and enhanced products, services and capabilities, as well as enhance its infrastructure, in a timely and successful manner;

•	the Company’s ability to monetize client assets;

•	the Company’s ability to support client activity levels;

•	increased compensation and other costs;

•	real estate and workforce decisions;

•	the timing and scope of technology projects;

•	balance sheet positioning relative to changes in interest rates;

•	interest-earning asset mix and growth;

•	the Company’s ability to access funding sources;

•	prepayment levels for mortgage-backed securities;

•	regulatory and legislative developments;

•	adverse developments in litigation or regulatory matters and any related charges; and

•	potential breaches of contractual terms for which the Company has indemnification and guarantee obligations.

You should refer to the “Risk Factors” section of this prospectus supplement and to the Company’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. In particular, certain of these factors, as well as general risk factors affecting the Company and its subsidiaries, are discussed in greater detail in “Item 1A.—Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2025, as such discussion may be amended or updated in other reports filed by us with the SEC, which reports are incorporated by reference into this prospectus supplement and accompanying prospectus.

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SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the depositary shares. You should read this entire prospectus supplement and accompanying prospectus, including the documents incorporated by reference, especially the risks relevant to investing in the depositary shares discussed under “Risk Factors” contained herein and under “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as such discussion may be amended or updated in other reports filed by us with the SEC, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

The Charles Schwab Corporation

CSC is a savings and loan holding company. CSC engages, through its subsidiaries (collectively referred to as “Schwab” or the “Company”), in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2025, the Company had $11.90 trillion in client assets, 38.5 million active brokerage accounts, 5.7 million workplace plan participant accounts, and 2.2 million banking accounts.

Principal business subsidiaries of CSC include the following:

•	Charles Schwab & Co., Inc. (“CS&Co”), incorporated in 1971, a securities broker-dealer;

•	Charles Schwab Bank, SSB, our principal banking entity; and

•	Charles Schwab Investment Management, Inc., the investment advisor for the Company’s proprietary mutual funds and for the Company’s exchange-traded funds (“ETFs”).

The Company offers a broad range of products and services through intuitive end-to-end solutions, including robust digital capabilities, to address its clients’ varying investment and financial needs. Examples of these offerings include the following:

•

Brokerage—an array of full-feature brokerage accounts with equity and fixed income trading, margin lending, options trading, futures and forex trading, and cash management capabilities including money market funds and certificates of deposit;

•

Mutual funds—third-party mutual funds through the Mutual Fund Marketplace®, including no-transaction-fee mutual funds through the Mutual Fund OneSource® and Institutional No-Transaction-Fee services, as well as mutual fund trading and clearing services to broker-dealers;

•	Exchange-traded funds—an extensive offering of ETFs, including both proprietary and third-party ETFs;

•

Managed investing solutions—managed portfolios of both proprietary and third-party mutual funds and ETFs, separately managed accounts, customized personal advice for tailored portfolios, specialized planning, and portfolio management;

•

Alternative investments—access to a variety of third-party alternative investments, such as private equity and real estate on Schwab’s alternative investment platforms, including Schwab Alternative Investment OneSource® and Alternative Investments Select;

•

Digital assets—cryptocurrency exchange-trade products (“ETPs”), options on select cryptocurrency ETPs, cryptocurrency futures, with expanded access to select cryptocurrencies expected to be offered to clients beginning in 2026;

•	Banking—checking and savings accounts, first lien residential real estate mortgage loans, home equity lines of credit, and pledged asset lines; and

•	Trust—trust custody services, personal trust reporting services, and administrative trustee services.

These investing products and services are made available through two business segments—Investor Services and Advisor Services.

Our common stock is listed and traded on The New York Stock Exchange under the symbol “SCHW.”

Our principal executive office is located at 3000 Schwab Way, Westlake, Texas 76262, and our telephone number is (817) 859-5000. Our corporate Internet website is www.aboutschwab.com. Our website address is included as an inactive textual reference only, and the information contained on our website is not incorporated by reference and does not form a part of this prospectus supplement or the accompanying prospectus.

Recent Developments—Preliminary Unaudited Results for the Three-Month Period Ended March 31, 2026

On April 16, 2026, we announced the following preliminary results for the first quarter of 2026. In accordance with our normal schedule, we are currently performing, and have not yet completed, the closing procedures in connection with the preparation and filing of our unaudited consolidated financial statements for the quarter ended March 31, 2026, which will be included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. Accordingly, while we currently estimate our financial results for the quarter ended March 31, 2026 as set forth in the table below, this information is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this prospectus supplement. During the course of the preparation of our unaudited consolidated financial statements and related notes for the quarter ended March 31, 2026, additional adjustments to the preliminary estimated financial information presented below may be identified, and any such adjustments may be material. Neither our independent accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the preliminary first quarter financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for, and disclaim any association with, the preliminary first quarter financial information.

THE CHARLES SCHWAB CORPORATION

Financial and Operating Highlights

(Unaudited)

	Q1-26 % change		2026	2025
(In millions, except as noted)	vs. Q1-25	vs. Q4-25	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net Revenues
Net interest revenue	16%	(1)%	$3,144	$3,172	$3,050	$2,822	$2,706
Asset management and administration fees	15%	2%	1,759	1,733	1,673	1,570	1,530
Trading revenue	20%	2%	1,089	1,066	995	952	908
Bank deposit account fees	20%	24%	295	238	247	247	245
Other	(7)%	54%	195	127	170	260	210

Total net revenues	16%	2%	6,482	6,336	6,135	5,851	5,599

Expenses Excluding Interest
Compensation and benefits	8%	11%	1,812	1,630	1,653	1,536	1,672
Professional services	13%	(12)%	303	344	293	291	269
Occupancy and equipment	4%	(3)%	285	293	280	270	274

	Q1-26 % change		2026	2025
(In millions, except as noted)	vs. Q1-25	vs. Q4-25	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Advertising and market development	5%	(12)%	101	115	101	108	96
Communications	7%	15%	163	142	149	176	153
Depreciation and amortization	(7)%	(2)%	201	206	212	215	217
Amortization of acquired intangible assets	2%	4%	132	127	127	128	130
Regulatory fees and assessments	(16)%	21%	75	62	59	77	89
Other	(9)%	(6)%	222	237	240	247	244

Total expenses excluding interest	5%	4%	3,294	3,156	3,114	3,048	3,144

Income before taxes on income	30%	—	3,188	3,180	3,021	2,803	2,455
Taxes on income	30%	(2)%	709	721	663	677	546

Net Income	30%	1%	2,479	2,459	2,358	2,126	1,909

Preferred stock dividends and other	(27)%	(11)%	82	92	81	149	113

Net Income Available to Common Stockholders	33%	1%	$2,397	$2,367	$2,277	$1,977	$1,796

Performance Measures
Pre-tax profit margin			49.2%	50.2%	49.2%	47.9%	43.8%
Return on average common stockholders’ equity (annualized)(1)			23%	22%	21%	19%	18%

Financial Condition (at quarter end, in billions)
Cash and cash equivalents	29%	(2)%	$45.0	$46.0	$30.6	$32.2	$35.0
Cash and investments segregated	4%	(7)%	39.8	42.9	47.8	45.6	38.4
Receivables from brokers, dealers, and clearing organizations	N/M	64%	11.8	7.2	4.7	4.3	2.9
Receivables from brokerage clients—net	26%	1%	106.2	104.7	93.8	82.8	84.4
Available for sale securities	(18)%	(2)%	61.1	62.4	62.3	67.6	74.8
Held to maturity securities	(8)%	(2)%	131.7	134.0	136.7	139.7	143.8
Bank loans—net	29%	5%	60.9	58.0	53.6	50.4	47.1
Total assets	7%	—	493.3	491.0	465.3	458.9	462.9
Bank deposits	3%	(1)%	253.0	255.7	239.1	233.1	246.2
Payables to brokers, dealers, and clearing organizations	79%	9%	28.1	25.7	22.4	18.6	15.7
Payables to brokerage clients	17%	1%	118.0	116.3	115.4	109.4	100.6
Accrued expenses and other liabilities	9%	(6)%	12.0	12.8	11.4	10.8	11.0
Other short-term borrowings	81%	81%	12.5	6.9	6.5	8.5	6.9
Federal Home Loan Bank borrowings	(100)%	(100)%	—	1.9	0.9	9.0	11.5
Long-term debt	(5)%	(8)%	20.5	22.2	20.2	20.2	21.5
Total liabilities	7%	1%	444.1	441.6	415.9	409.5	413.4

Stockholders’ equity	(1)%	—	49.2	49.4	49.4	49.5	49.5

Total liabilities and stockholders’ equity	7%	—	493.3	491.0	465.3	458.9	462.9
Other
Full-time equivalent employees (at quarter end, in thousands)	4%	2%	33.5	33.0	32.7	32.6	32.1
Capital expenditures—purchases of equipment, office facilities, and property, net (in millions)	11%	9%	$173	$158	$152	$136	$156
Expenses excluding interest as a percentage of average client assets (annualized)			0.11%	0.11%	0.11%	0.12%	0.12%
Core net new client assets (in billions)(2)(3)	2%	(15)%	$140.0	$163.9	$137.5	$80.3	$137.7
New brokerage accounts (in thousands, for the quarter ended)	10%	2%	1,299	1,268	1,143	1,098	1,183

Clients’ Daily Average Trades (DATs) (in thousands)	34%	20%	9,899	8,274	7,421	7,571	7,391
Number of Trading Days	2%	(3)%	61.0	63.0	63.5	62.0	60.0
Revenue Per Trade(4)	(12)%	(12)%	$1.80	$2.05	$2.11	$2.03	$2.05

(1)	Return on average common stockholders’ equity is calculated using net income available to common stockholders divided by average common stockholders’ equity.
(2)	Unless otherwise noted, differences between net new assets and core net new assets are net flows from off-platform Schwab Bank Retail CDs.
(3)

Net new assets before significant one-time inflows or outflows, such as acquisitions/divestitures or extraordinary flows (generally greater than $25 billion) relating to a specific client, and activity from off-platform Schwab Bank Retail CDs. These flows may span multiple reporting periods.

(4)	Revenue per trade is calculated as trading revenue divided by the product of DATs and the number of trading days.

N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

The Offering

The following description contains basic information about the depositary shares, the Series L Preferred Stock represented thereby and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the depositary shares. For a more complete understanding of the depositary shares and the Series L Preferred Stock represented thereby, you should read “Description of Series L Preferred Stock” and “Description of Depositary Shares” in this prospectus supplement as well as “Description of Preferred Stock” and “Description of Depositary Shares” in the accompanying prospectus. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Issuer	The Charles Schwab Corporation, a Delaware corporation.

Securities Offered	depositary shares, each representing a 1/100th ownership interest in a share of % Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series L, $0.01 par value, with a liquidation preference of $100,000 per share (equivalent to $1,000 per depositary share), of CSC (the “Series L Preferred Stock”). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series L Preferred Stock represented by such depositary share, to all the rights and preferences of the Series L Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may in the future from time to time, without notice to or consent of the holders of the Series L Preferred Stock or the holders of the depositary shares, issue additional shares of the Series L Preferred Stock; provided, that any such additional shares of Series L Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, and such additional shares of Series L Preferred Stock are otherwise treated as fungible with the Series L Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Series L Preferred Stock would form a single series with the Series L Preferred Stock offered hereby. In the event we issue additional shares of Series L Preferred Stock, we will issue a corresponding number of additional depositary shares.

Dividends	We will pay dividends on the Series L Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors. Dividends will accrue on a non-cumulative basis quarterly, in arrears, on the 1st day of March, June, September and December of each year, commencing on September 1, 2026. Dividends will accrue on the liquidation preference amount of $100,000 per share of the Series L Preferred Stock (equivalent to $1,000 per depositary share) (i) from the date of original issue to, but excluding, June 1, 2031 (the “First Reset Date”) at a fixed rate per annum of %, and (ii) from, and including, the First Reset Date, during each reset period, at a rate per annum equal to the five-year treasury rate as of the most recent reset dividend determination date (as described elsewhere in this prospectus supplement) plus %.

Any dividends paid on the Series L Preferred Stock will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares—Dividends and Other Distributions” in this prospectus supplement.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

Dividends on the Series L Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series L Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period to the holder of Series L Preferred Stock, including the holders of the depositary shares, and no related distribution will be made on the depositary shares, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series L Preferred Stock for any future dividend period.

Additionally, dividends on the Series L Preferred Stock may be subject to our receipt of prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or any successor bank regulatory authority that may become our applicable federal banking agency) and will be subject to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to dividends on the Series L Preferred Stock.

Dividend Stopper	During each dividend period, while the Series L Preferred Stock is outstanding, unless the full dividends for the immediately preceding dividend period on all outstanding shares of Series L Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•

no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (as defined in the “Description of Series L Preferred Stock—Ranking”), other than:

•	a dividend payable solely in junior stock, or

•	any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan; and

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•

no shares of parity stock (as defined in the “Description of Series L Preferred Stock—Ranking”) shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series L Preferred Stock and such parity stock, unless such parity stock is repurchased, redeemed or acquired for consideration by us in connection with any of the following:

•	as a result of a reclassification of parity stock for or into other parity stock or junior stock;

•	the exchange or conversion of one share of parity stock for or into another share of parity stock or junior stock; or

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock.

When dividends are not paid in full upon the shares of Series L Preferred Stock and any parity stock, all dividends declared upon shares of Series L Preferred Stock and any such parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series L

Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

We generally will be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of assets legally available for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

Dividend Payment Dates	Dividends on the Series L Preferred Stock will be payable when, as, and if declared by our board of directors or a duly authorized committee of our board of directors, quarterly on the 1st day of March, June, September and December of each year, commencing on September 1, 2026 (each, a “dividend payment date”).

If any date on which dividends would otherwise be payable is not a business day (as defined in the “Description of Series L Preferred Stock—Dividends”), then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

No Maturity	The Series L Preferred Stock will not have any maturity date, and we will not be required to redeem or repurchase the Series L Preferred Stock. Accordingly, shares of the Series L Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem or repurchase them and receive prior approval to do so, if then required, of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) and satisfy the conditions, if any, set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to redemption or repurchase of the Series L Preferred Stock.

Redemption	We may redeem the Series L Preferred Stock at our option:

•

in whole or in part, from time to time, on any dividend payment date on or after June 1, 2031 at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, or

•

in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the “Description of Series L Preferred Stock”), at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Any redemption of the Series L Preferred Stock may be subject to our receipt of prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) and will be subject to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the

Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to redemption of the Series L Preferred Stock.

Our redemption of the Series L Preferred Stock will cause the redemption of the corresponding depositary shares. Neither the holder of the Series L Preferred Stock nor holders of depositary shares will have the right to require redemption or repurchase of the Series L Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, the holder of the Series L Preferred Stock is entitled to receive a liquidation distribution of $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock, our nonvoting common stock or any other class or series of stock ranking junior to the Series L Preferred Stock as to that distribution. The holder of the Series L Preferred Stock will not be entitled to any other amounts from us after it has received its full liquidation distribution. Any cash or other distributions made with respect to the Series L Preferred Stock will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares—Dividends and Other Distributions” in this prospectus supplement.

In any such distribution, if our assets are not sufficient to pay the liquidation distribution described above in full to the holder of the Series L Preferred Stock and all holders of any class or series of stock ranking on parity with the Series L Preferred Stock as to such distribution, the amounts paid to the holder of Series L Preferred Stock and all holders of such parity stock, including 5.95% Non-Cumulative Perpetual Preferred Stock, Series D, with a liquidation preference of $1,000 per share (the “Series D Preferred Stock”), the 5.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, with a liquidation preference of $100,000 per share (the “Series F Preferred Stock”), the 4.000% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series H, with a liquidation preference of $100,000 per share (the “Series H Preferred Stock”), the 4.000% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I, with a liquidation preference of $100,000 per share (the “Series I Preferred Stock”), the 4.450% Non-Cumulative Perpetual Preferred Stock, Series J, with a liquidation preference of $1,000 per share (the “Series J Preferred Stock”) and the 5.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock Series K, with a liquidation preference of $100,000 per share (the “Series K Preferred Stock”), will be paid pro rata in accordance with the respective aggregate liquidation distribution owed to those holders. If the liquidation distribution described above has been paid in full to the holder of Series L Preferred Stock and the holders of such parity stock, the holders of any other class or series of stock ranking junior to the Series L Preferred Stock as to such distribution shall be entitled to receive all our remaining assets according to their respective rights and preferences.

Voting Rights	None, except with respect to authorizing or increasing the authorized amount of senior stock (as defined in the “Description of Series L Preferred Stock—Voting Rights”), certain changes in the terms of the Series L Preferred Stock, in the case of certain dividend non-payments and as required by law. See “Description of Series L Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Series L Preferred Stock” below.

Ranking	Shares of the Series L Preferred Stock will rank:

•	senior to our junior stock;

•

equally with each other series of parity stock, including our Series D Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and any other series of parity stock we may issue in the future; and

•

junior to any series of stock we may issue in the future that ranks senior to the Series L Preferred Stock in the payment of dividends and in the distribution of our assets on any liquidation, dissolution or winding up of CSC, and to all of our existing and future debt obligations.

Preemptive and Conversion Rights	None.

Listing	None.

Tax Consequences	For a discussion of certain material U.S. federal income tax consequences of purchasing, owning, and disposing of the depositary shares, see “Certain Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	The net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, are expected to be approximately $ million. We intend to use the net proceeds from the sale of the depositary shares for general corporate purposes, which may include, among other things, the repurchase or redemption of our preferred stock, including, but not limited to, some or all of our outstanding Series I Preferred Stock and related depositary shares. The precise amounts and timing of the application of proceeds will depend on the requirements of the Company. See “Use of Proceeds.”

Risk Factors	Please refer to “Risk Factors” and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Conflicts of Interest	Our subsidiary, CS&Co, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is participating as a dealer in this offering. Therefore, CS&Co will be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering is being made in compliance with the provisions of Rule 5121. CS&Co will not confirm sales to discretionary accounts without the prior written approval of the customer.

Registrar and Depositary	Equiniti Trust Company, LLC

Calculation Agent	We will appoint a calculation agent for the Series L Preferred Stock prior to the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent.

RISK FACTORS

An investment in the depositary shares involves risks. This prospectus supplement does not describe all of those risks. Before purchasing any of our depositary shares, you should carefully consider the following risk factors, which are specific to the depositary shares being offered, as well as the risks and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as such discussion may be amended or updated in other reports filed by us with the SEC.

Risk Relating to the Series L Preferred Stock and the Depositary Shares

You are making an investment decision with regard to the depositary shares as well as the Series L Preferred Stock.

As described in this prospectus supplement, we are issuing fractional interests in shares of Series L Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series L Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities.

The Series L Preferred Stock and the depositary shares representing the Series L Preferred Stock are equity and are subordinate to our existing and future indebtedness.

The shares of Series L Preferred Stock and the depositary shares representing the Series L Preferred Stock will be equity interests and will not constitute indebtedness. This means that the Series L Preferred Stock, and the depositary shares representing the Series L Preferred Stock, will rank junior to all indebtedness and other non-equity claims on CSC with respect to assets available to satisfy claims on CSC, including claims in the event of a liquidation of CSC.

As of December 31, 2025, our total long-term debt was approximately $22.2 billion. We may incur additional debt in the future, including by the issuance of senior notes and by entering into credit facilities. Our debt may restrict the payment of dividends on the Series L Preferred Stock. Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of the Series L Preferred Stock, (1) dividends will be payable only if declared by our board of directors or a duly authorized committee of our board of directors, (2) dividends will not accumulate if they are not declared and (3) as a Delaware corporation, we are and will be subject to restrictions on payments of dividends and redemption price out of funds legally available under Delaware law. Further, the Series L Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to in this prospectus supplement under “Description of Series L Preferred Stock—Voting Rights.”

Dividends on the Series L Preferred Stock are discretionary and non-cumulative. If we do not declare dividends on the Series L Preferred Stock, holders of depositary shares will not be entitled to receive related distributions on their depositary shares.

Dividends on the Series L Preferred Stock will be discretionary and will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series L Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period to the holder of Series L Preferred Stock, including the holders of the depositary shares, and no related distribution will be made on the depositary shares, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series L Preferred Stock for any future dividend period.

Additionally, dividends on the Series L Preferred Stock may be subject to our receipt of prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) and will be subject to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to dividends on the Series L Preferred Stock. Under the Federal Reserve’s capital rules, dividends on the Series L Preferred Stock may only be paid out of our net income, retained earnings or surplus related to other additional Tier 1 capital instruments.

Additionally, when dividends are not paid in full upon the shares of Series L Preferred Stock and any parity stock, including our Series D Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and Series K Preferred Stock, all dividends declared upon shares of Series L Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series L Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Series L Preferred Stock and consequently on the depositary shares representing the Series L Preferred Stock.

Our ability to pay dividends on the Series L Preferred Stock, and therefore your ability to receive distributions on the depositary shares, depends upon the results of operations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through our subsidiaries. As a result, our ability to make dividend payments on the Series L Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Regulatory and other legal restrictions may limit our ability to transfer funds from our subsidiaries to CSC.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Series L Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries.

Investors should not expect us to redeem the Series L Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series L Preferred Stock is a perpetual equity security. This means that the Series L Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of the holder. The Series L Preferred Stock may be redeemed by us at our option, (i) either in whole or in part, on any dividend payment date on or after June 1, 2031, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event. Any decision we may make at any time to propose a redemption of the Series L Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Although the terms of the Series L Preferred Stock have been established to satisfy the criteria for “additional Tier 1 capital” instruments consistent with Basel III as set forth in the joint final rulemaking issued in July 2013 by the Federal Reserve, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency, it is possible that the Series L Preferred Stock may not satisfy the criteria set forth in future rulemaking or interpretations. As a result, a “regulatory capital treatment event” could occur whereby we would have the right, subject to any required prior approval of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency), to redeem the Series L Preferred Stock in accordance with its terms prior to June 1, 2031 at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any accrued and unpaid cash dividends for the then-current dividend period to but excluding the redemption date, without accumulation of any undeclared cash dividends.

Additionally, any redemption of the Series L Preferred Stock may be subject to our receipt of prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) and may be subject to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to redemption of the Series L Preferred Stock. Under the Federal Reserve’s current risk-based capital rules applicable to savings and loan holding companies, any redemption of the Series L Preferred Stock is subject to prior approval of the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Series L Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Series L Preferred Stock without replacing such Series L Preferred Stock with common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize the redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series L Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

The dividend rate will reset on the First Reset Date and each subsequent reset date and any dividends declared may be less than the initial fixed annual rate of  % in effect until the First Reset Date.

The annual dividend rate on the Series L Preferred Stock for each reset period will equal the five-year treasury rate as of the most recent reset dividend determination date plus  % per annum. Therefore, the dividend rate and any dividends declared after the First Reset Date could be more or less than the fixed rate for the initial five-year period. We have no control over the factors that may affect five-year treasury rate, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact five-year treasury rate.

The holder of the Series L Preferred Stock, and therefore the holders of the depositary shares representing the Series L Preferred Stock, will have limited voting rights.

The holder of the Series L Preferred Stock, and therefore holders of the depositary shares, have no voting rights with respect to matters that generally require the approval of voting stockholders. The holder of the Series L Preferred Stock will have limited voting rights in the event of nonpayments of dividends under certain circumstances and with respect to certain fundamental changes in the terms of the Series L Preferred Stock, certain other matters and as required by law, as described under “Description of Series L Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series L Preferred Stock.

General market conditions and unpredictable factors could adversely affect market prices for the Series L Preferred Stock and the depositary shares representing the Series L Preferred Stock.

There can be no assurance about the market prices for the Series L Preferred Stock and depositary shares representing the Series L Preferred Stock. Several factors, many of which are beyond our control, could influence the market prices of the Series L Preferred Stock and the depositary shares representing the Series L Preferred Stock. Factors that might influence the market prices of the Series L Preferred Stock and the depositary shares representing the Series L Preferred Stock include:

•	whether we declare or fail to declare dividends on the Series L Preferred Stock from time to time;

•	our creditworthiness;

•	interest rates;

•	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, corporate, securities market, geopolitical or regulatory events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price the investor paid for such depositary shares.

An active trading market for the depositary shares may not develop, and any such market for the depositary shares may be illiquid.

The depositary shares representing the Series L Preferred Stock will be a new issue of securities with no established trading market. We do not intend to apply for listing of the depositary shares on any securities exchange or for inclusion of the depositary shares in any automated dealer quotation system. Currently there is no public market for depositary shares. Even if a secondary market develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the depositary shares do not have a stated maturity date, investors seeking liquidity in depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Series L Preferred Stock except as represented by the depositary shares.

The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

Our future offerings of Series L Preferred Stock may adversely affect the value of the depositary shares representing the Series L Preferred Stock.

We may issue additional shares of Series L Preferred Stock and/or other classes or series of preferred stock. The issuance of additional shares of preferred stock on parity with or senior to the Series L Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up could reduce the amounts we may have available for distribution to holders of the depositary shares representing the Series L Preferred Stock. None of the provisions relating to the Series L Preferred Stock or the depositary shares representing the Series L Preferred Stock contain any provisions affording holders of the depositary shares representing the Series L Preferred Stock protection in the event of a highly leveraged or other transaction, including the merger or sale, lease or conveyance of all or substantially all of our assets or businesses, that might adversely affect the value of the depositary shares representing the Series L Preferred Stock.

Our credit ratings may not reflect all risks of an investment in the depositary shares representing the Series L Preferred Stock or Series L Preferred Stock.

The credit ratings assigned to the depositary shares representing the Series L Preferred Stock or Series L Preferred Stock may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the depositary shares representing the Series L Preferred Stock or Series L Preferred Stock. In addition, real or anticipated changes in our credit ratings generally will affect any trading market for, or trading value of, the depositary shares or Series L Preferred Stock. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the depositary shares and the suitability of investing in the depositary shares in light of your particular circumstances.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, are expected to be approximately $     million.

We intend to use the net proceeds from the sale of the depositary shares for general corporate purposes, which may include, among other things, the repurchase or redemption of our preferred stock, including, but not limited to, some or all of our outstanding 4.000% Series I Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock and related depositary shares. The precise amounts and timing of the application of proceeds will depend on the requirements of the Company.

This prospectus supplement does not constitute a notice of redemption with respect to any outstanding series of the Company’s preferred stock or debt securities nor an obligation to issue a notice of redemption for any outstanding series of the Company’s preferred stock or debt securities. Any such notice, if given, will only be given in accordance with the provisions of such outstanding series of preferred stock or debt securities, as applicable.

DESCRIPTION OF SERIES L PREFERRED STOCK

The depositary will be the sole holder of the Series L Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series L Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holder of the Series L Preferred Stock, as described under “Description of Depositary Shares.”

Our authorized capital stock includes 9,940,000 shares of preferred stock, par value $0.01 per share as reflected in our certificate of incorporation. Our board of directors is authorized without further stockholder action:

•

to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock;

•	to fix the number of shares constituting any such series and the designation thereof; and

•	to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding).

The Series L Preferred Stock will be a single series of our authorized preferred stock. When issued, the Series L Preferred Stock will be fully paid and nonassessable. As of the date of this prospectus supplement, we have outstanding 750,000 shares of Series D Preferred Stock, 4,884 shares of Series F Preferred Stock, 22,267 shares of Series H Preferred Stock, 20,554 shares of Series I Preferred Stock, 600,000 shares of Series J Preferred Stock and 7,500 shares of Series K Preferred Stock.

The Series L Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of CSC. The Series L Preferred Stock will not have any maturity date and will not be subject to any sinking fund or other obligation of CSC to redeem or repurchase the Series L Preferred Stock.

Shares of Series L Preferred Stock that are redeemed, purchased or otherwise acquired by us shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Additional Shares of Series L Preferred Stock and Additional Depositary Shares

We may in the future from time to time, without notice to or consent of the holder of Series L Preferred Stock or the holders of the depositary shares, issue additional shares of the Series L Preferred Stock; provided, that any such additional shares of Series L Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, and such additional shares are otherwise treated as fungible with the Series L Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Series L Preferred Stock would form a single series with the Series L Preferred Stock offered hereby. In the event that we issue additional Series L Preferred Stock after the date of initial issuance, dividends on such additional shares may accrue from the date of initial issuance or any other date we specify at the time such additional shares are issued. In the event we issue additional shares of Series L Preferred Stock, we will issue a corresponding number of additional depositary shares.

Ranking

Shares of the Series L Preferred Stock will rank:

•	senior to our junior stock;

•

equally with each other series of parity stock, including the Series D Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock and any other series of parity stock we may issue in the future; and

•

junior to any series of stock we may issue in the future that ranks senior to the Series L Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of CSC, and to all of our existing and future debt obligations.

As used in this prospectus supplement, “junior stock” means our common stock, our nonvoting common stock and any other class or series of stock of CSC hereafter authorized over which the Series L Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of CSC.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of CSC that ranks on parity with the Series L Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of CSC. As of the date of this prospectus supplement, there are outstanding 750,000 shares of Series D Preferred Stock, 4,884 shares of Series F Preferred Stock, 22,267 shares of Series H Preferred Stock, 20,554 shares of Series I Preferred Stock, 600,000 shares of the Series J Preferred Stock and 7,500 shares of the Series K Preferred Stock, all constituting parity stock.

Dividends

Dividends on the Series L Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series L Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period to the holder of Series L Preferred Stock, including the holders of the depositary shares, and no related distribution will be made on the depositary shares, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series L Preferred Stock for any future dividend period.

The holder of Series L Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Series L Preferred Stock at a rate equal to:

•	from the date of original issue to, but excluding, the First Reset Date, a fixed rate per annum of %; and

•

from, and including, the First Reset Date, during each reset period, a rate per annum equal to the five-year treasury rate as of the most recent dividend determination date (as described below) plus  % on the liquidation preference amount of $100,000 per share (equivalent to $1,000 per depositary share).

In the event that we issue additional shares of Series L Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.

If declared by our board of directors or a duly authorized committee of our board of directors, we will pay dividends on the Series L Preferred Stock, in arrears, quarterly on the 1st day of March, June, September and December of each year, commencing on September 1, 2026, each such date, referred to as a “dividend payment date”.

If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated by law or executive order to close.

Dividends will be payable to holders of record of Series L Preferred Stock as they appear on our stock register at 5:00 p.m., New York City time, on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable dividend payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors. See “Description of Depositary Shares—Dividends and Other Distributions.”

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series L Preferred Stock and will end on and exclude the September 1, 2026 dividend payment date.

Dividends payable on the Series L Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

For any reset period commencing on or after the First Reset Date, the five-year treasury rate will be:

•

The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the calculation agent in its sole discretion.

•

If no calculation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the five-year treasury rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor five-year treasury rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The five-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date. Dividends on the Series L Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Series L Preferred Stock called for redemption.

We generally will be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of assets legally available for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). See “Description of Depositary Shares—Dividends and Other Distributions” for information about dividends on the depositary shares representing the Series L Preferred Stock.

Additionally, dividends on the Series L Preferred Stock may be subject to our receipt of prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) and will be subject to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to dividends on the Series L Preferred Stock.

Dividend Stopper

During each dividend period while the Series L Preferred Stock is outstanding, unless the full dividends for the immediately preceding dividend period on all outstanding shares of Series L Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:

•	a dividend payable solely in the junior stock, or

•	any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan; and

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•

no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by CSC otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series L Preferred Stock and such parity stock, unless such parity stock is repurchased, redeemed or acquired for consideration by CSC in connection with any of the following:

•	as a result of a reclassification of parity stock for or into other parity stock or junior stock;

•	the exchange or conversion of one share of parity stock for or into another share of parity stock or junior stock; or

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock.

When dividends are not paid in full upon the shares of Series L Preferred Stock and any parity stock, all dividends declared upon shares of Series L Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series L Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the restrictions described above, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of our board of directors, may be declared and paid on our common stock, our nonvoting common stock and any other stock ranking equally with or junior to the Series L Preferred Stock from time to time out of any assets legally available for such payment, and the holder of Series L Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series L Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holder of Series L Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series L Preferred Stock.

Optional Redemption

We may redeem the Series L Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Series L Preferred Stock at any time within 90 days following a regulatory capital treatment event (defined below), in whole but not part, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital treatment event” means the good faith determination by CSC that, as a result of:

•

any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series L Preferred Stock;

•	any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series L Preferred Stock; or

•

any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series L Preferred Stock, there is more than an insubstantial risk that CSC will not be entitled to treat the full liquidation preference of the shares of Series L Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency), as then in effect and applicable, for as long as any share of Series L Preferred Stock is outstanding.

Redemption Procedures

If shares of the Series L Preferred Stock are to be redeemed pursuant to the terms described above under “—Optional Redemption” or “—Redemption Following a Regulatory Capital Treatment Event,” the notice of redemption shall be given by first class mail to the holder of record of the Series L Preferred Stock to be redeemed, mailed not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the holder of record is DTC, notice may be given in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Series L Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series L Preferred Stock to be redeemed from the holder;

•	the redemption price;

•	the place or places where the certificates evidencing shares of Series L Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series L Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series L Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series L Preferred Stock, such shares of Series L Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. See “Description of Depositary Shares—Redemption of Depositary Shares” for information about redemption of the depositary shares representing the Series L Preferred Stock.

In case of any redemption of only part of the shares of the Series L Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series L Preferred Stock shall be redeemed from time to time.

Any redemption of the Series L Preferred Stock may be subject to our receipt of prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) and will be subject to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to redemption of the Series L Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series L Preferred Stock are entitled to receive a liquidation distribution of $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock, our nonvoting common stock or any other class or series of stock ranking junior to the Series L Preferred Stock as to that distribution. The holder of the Series L Preferred Stock will not be entitled to any other amounts from us after it has received its full liquidation distribution.

In any such distribution, if the assets of CSC are not sufficient to pay the liquidation distribution described above in full to the holder of the Series L Preferred Stock and all holders of any class or series of stock ranking on parity with the Series L Preferred Stock as to such distribution, the amounts paid to the holder of Series L Preferred Stock and all holders of such parity stock will be paid pro rata in accordance with the respective aggregate liquidation distribution owed to those holders. If the liquidation distribution described above has been paid in full to the holder of Series L Preferred Stock and the holders of such parity stock, the holders of any other class or series of stock ranking junior to the Series L Preferred Stock as to such distribution shall be entitled to receive all remaining assets of CSC according to their respective rights and preferences.

For purposes of this section, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of CSC shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of CSC, nor shall the merger, consolidation or any other business combination of any other corporation or person into or with CSC be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of CSC.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holder of the Series L Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary.

Voting Rights

The holder of the Series L Preferred Stock will have no voting rights, except as provided below or as required by law.

Right to Elect Two Directors upon Nonpayment

Whenever dividends payable on the shares of Series L Preferred Stock have not been paid for six quarterly dividend periods, whether or not consecutive, then the holder of the Series L Preferred Stock will have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of the holders of at least 20% of the voting power of Series L Preferred Stock and any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of our stockholders) or at our next annual or special meeting of our stockholders, to elect two additional directors to our board of directors; provided, that the election of any such director does not cause us to violate the applicable corporate governance requirements of the exchange or trading market where our common stock is then listed or quoted, as the case may be. At any meeting held for the purpose of electing such directors, the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Series L Preferred Stock and any Voting Parity Securities, voting together as a class, shall be required to constitute a quorum of such shares. The affirmative vote of the holders of the Series L Preferred Stock and the holders of any Voting Parity Securities, voting together as a class, representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

Immediately prior to the election of any such directors, the number of directors that comprise our board of directors shall be increased by two. Such voting rights and the term of the additional directors so elected will continue until:

•	continuous non-cumulative dividends for at least four consecutive quarterly dividend periods; and

•	cumulative dividends, if any, payable for all past dividend periods,

shall have been paid, or declared and set aside for payment, in full, on all outstanding shares of Series L Preferred Stock or the Voting Parity Securities entitled thereto. At that point, the right to elect additional directors terminates and the terms of office of the two additional directors so elected will terminate immediately, and the number of directors shall be reduced by two and such voting rights of the holders of the Series L Preferred Stock and any Voting Parity Securities will cease, subject to any increase in the number of directors as described above due to the revesting of such voting rights in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.

The holder of Series L Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the Series L Preferred Stock and any Voting Parity Securities, voting together as a class. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office. In the event that both offices are vacant, the holder of Series L Preferred Stock and the holders of any Voting Parity Securities may, as set forth above, call a special meeting and elect such directors at such special meeting, or elect such directors at our next annual or special meeting of our stockholders.

The number of votes that each share of Series L Preferred Stock and any stock ranking equally with the Series L Preferred Stock participating in the votes described above will be in proportion to the liquidation preference of such share.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a “class of voting securities” and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence”

over us, may then be subject to regulation as a savings and loan holding company in accordance with the Home Owners’ Loan Act of 1933, as amended. In addition, at the time the series is deemed a class of voting securities,

•

any other savings and loan holding company may be required to obtain the approval of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) to acquire or retain more than 5% of that series; and

•

any other persons other than a savings and loan holding company may be required to obtain the non-objection of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of Series L Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series L Preferred Stock voting separately as a class, shall be required to:

•

amend, alter or repeal the provisions of CSC’s certificate of incorporation (including the certificate of designation creating the Series L Preferred Stock), or CSC’s bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series L Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

•	increases in the amount of the authorized common stock, nonvoting common stock or, except as provided below, preferred stock;

•	increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Series L Preferred Stock; or

•

the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Series L Preferred Stock;

•

amend or alter CSC’s certificate of incorporation to authorize or increase the authorized amount of or issue shares of any class or series of senior stock, or reclassify any of our authorized capital stock into any such shares of senior stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or

•

consummate a binding share exchange, a reclassification involving the Series L Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holder of Series L Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case:

•

the Series L Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

•

the Series L Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series L Preferred Stock.

As used above under “Description of Series L Preferred Stock—Voting Rights,” “senior stock” means any other class or series of stock of CSC ranking senior to the Series L Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of CSC. As of the date of this prospectus supplement, there is no existing senior stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series L Preferred Stock shall have been redeemed or called for redemption in accordance with the provisions described above upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holder of the Series L Preferred Stock to effect such redemption.

See “Description of Depositary Shares—Voting the Series L Preferred Stock” for information about voting of the depositary shares representing the Series L Preferred Stock.

Registrar

Equiniti Trust Company, LLC will be the registrar, dividend disbursing agent and redemption agent for the Series L Preferred Stock.

Calculation Agent

We will appoint a calculation agent for the Series L Preferred Stock prior to the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry Issuance” section of this prospectus supplement.

This prospectus supplement summarizes specific terms and provisions of the depositary shares representing the Series L Preferred Stock. As described above under “Description of Series L Preferred Stock” and elsewhere in this prospectus supplement, we are issuing fractional interests in shares of the Series L Preferred Stock in the form of depositary shares. Each depositary share will represent a 1/100th ownership interest in a share of the Series L Preferred Stock, and will be evidenced by a depositary receipt. The shares of Series L Preferred Stock represented by depositary shares will be deposited under a deposit agreement among us, Equiniti Trust Company, LLC, as registrar and depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series L Preferred Stock represented by such depositary share, to all the rights and preferences of the Series L Preferred Stock represented thereby (including dividend, redemption, liquidation and voting rights).

Immediately following the issuance of the Series L Preferred Stock, we will deposit the Series L Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of the accompanying prospectus.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series L Preferred Stock to the record holders of depositary shares representing the Series L Preferred Stock represented thereby in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution (including any requirement that we or the depositary withhold an amount on account of taxes). In that event, the depositary may, with our approval, adopt a method as it deems equitable and practicable for purposes of effecting the distribution, including selling the property (at a public or private sale) and distributing the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series L Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series L Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series L Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/100th of the redemption price per share payable with respect to the Series L Preferred Stock (or $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series L Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series L Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or by lot. In any such case, the depositary will redeem depositary shares only in increments of 100 shares and any multiple thereof.

Liquidation Preference

In the event that we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, each holder of a depositary share will be entitled to receive a liquidation distribution of $1,000 per depositary share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock, our nonvoting common stock or any other class or series of stock ranking junior to the Series L Preferred Stock as to that distribution.

Voting the Series L Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series L Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares representing the Series L Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series L Preferred Stock, may instruct the depositary to vote the amount of the Series L Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series L Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series L Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Listing

We do not intend to apply for listing of the depositary shares on any securities exchange or for inclusion of the depositary shares in any automated dealer quotation system. We do not expect that there will be a separate public trading market for the shares of the Series L Preferred Stock except as represented by the depositary shares.

Form of Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance.” The Series L Preferred Stock will be issued in registered form to the depositary as described in “Description of Series L Preferred Stock.”

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of the depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory

Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of the material U.S. federal income tax consequences applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the purchase, ownership and disposition of the depositary shares acquired pursuant to this offering. The following summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury (the “Treasury”) regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of that investor’s individual circumstances, nor does it address the effects of any state, local or non-U.S. tax laws, any tax treaty or any U.S. federal estate, gift, generation-skipping transfer or alternative minimum tax considerations. This summary is limited to taxpayers who will hold the depositary shares as “capital assets” within the meaning of Section 1221 of the Code, and it does not purport to address all tax considerations that may be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, grantor trusts, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, controlled foreign corporations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, passive foreign investment companies, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction,” “wash sale,” “constructive sale,” “integrated transaction” or other risk reduction transaction for U.S. federal income tax purposes. This summary does not address the tax considerations that may be relevant to subsequent purchasers of the depositary shares and does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

The remainder of this discussion assumes that beneficial owners of the depositary shares will be treated as owners of the underlying Series L Preferred Stock for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF

PURCHASING, OWNING AND DISPOSING OF THE DEPOSITARY SHARES, AS WELL AS THE APPLICATION AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS OR ANY TAX TREATY.

U.S. Holders

The discussion in this section applies to U.S. holders. As used in this discussion, the term “U.S. holder” means a beneficial owner of the depositary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions. Distributions with respect to the depositary shares will be taxable as dividend income to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of (and in reduction of) the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.

Distributions with respect to the depositary shares that are taxable as dividends for U.S. federal income tax purposes and paid to a corporate U.S. holder will generally qualify for a 50% dividends-received deduction. However, a corporate U.S. holder may not be entitled to take the 50% dividends-received deduction in all circumstances, and, even if it is so entitled, may be subject to special rules in respect of its ownership and disposition of the depositary shares. Corporate U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and with respect to the possible application of the extraordinary dividend provisions of the U.S. federal income tax law to their ownership or disposition of the depositary shares in their particular circumstances.

Distributions with respect to the depositary shares that are taxable as dividends for U.S. federal income tax purposes and paid to a non-corporate U.S. holder will generally represent “qualified dividend income.” Qualified dividend income is taxable at preferential rates applicable to long-term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied.

Sale, Exchange or Certain Other Taxable Dispositions of the Depositary Shares. A U.S. holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition (other than certain redemptions described under the caption “—Redemptions of the Depositary Shares” below) of the depositary shares equal to the difference, if any, between the amount realized upon the sale, exchange or other taxable disposition and such U.S. holder’s adjusted tax basis in the depositary shares sold, exchanged or otherwise disposed of. A U.S. holder’s adjusted tax basis in a depositary share will generally equal the amount such holder paid for the depositary share reduced by any previous returns of capital. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. holder’s holding period for the depositary shares sold, exchanged or otherwise disposed of is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Redemptions of the Depositary Shares. The tax treatment accorded to any redemption by us of our depositary shares from a U.S. holder can only be determined on the basis of the particular facts as to each U.S. holder of our depositary shares at the time of redemption.

In general, a U.S. holder of our depositary shares will recognize capital gain or loss measured by the difference between the amount received by the U.S. holder for such depositary shares upon the redemption and such U.S. holder’s adjusted tax basis in the depositary shares redeemed if such redemption is considered to:

•	result in a “complete termination” of the U.S. holder’s stock interest in us;

•	be “substantially disproportionate” with respect to the U.S. holder;

•	be “not essentially equivalent to a dividend” with respect to the U.S. holder; or

•	be a redemption of stock held by a shareholder who is not a corporation and where such redemption results in a partial liquidation of us.

In such case, however, any amounts paid to satisfy declared and unpaid dividends will be taxable to a U.S. Holder in the manner described under the caption “—Distributions” above, and not as part of the amount received for the depositary shares upon the redemption. In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. A U.S. holder of our depositary shares also must take into account any such securities (including options) which are considered to be owned by such U.S. holder by reason of the constructive ownership rules set forth in Section 318 of the Code.

If the redemption does not meet any of the tests described above, then the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “—Distributions” above. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, U.S. holders are urged to consult their own tax advisors regarding the allocation of their tax basis between the redeemed depositary shares and any remaining depositary shares held by the U.S. holder (or a related party).

Information Reporting and Backup Withholding. Information returns will generally be filed with the IRS in connection with the payment of dividends or other taxable distributions on the depositary shares to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale, exchange or redemption of the depositary shares. Additionally, such payments may be subject to backup withholding (currently, at a rate of 24%) unless such U.S. holder (a) comes within certain exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the IRS in a timely manner.

Non-U.S. Holders

The discussion in this section applies to non-U.S. holders. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of the depositary shares, other than a U.S. holder (as defined above) or an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes.

Dividends. Distributions with respect to the depositary shares that are taxable as dividends for U.S. federal income tax purposes and paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) and the non-U.S. holder furnishes a properly executed IRS Form W-8ECI as described below. In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder generally must furnish us or other payor, as applicable, with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) before the distribution date. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder furnishes us or other payor, as applicable, with a properly executed IRS Form W-8ECI before the distribution date. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Certain Other Taxable Dispositions of the Depositary Shares. Subject to the discussion below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding on gain realized on the sale, exchange or other taxable disposition of the depositary shares unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, the gain is not attributable to a permanent establishment maintained by such non-U.S. holder in the United States);

•

in the case of a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition (and certain other conditions are met); or

•

the depositary shares constitute U.S. real property interests by reason of our status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares. We do not believe that we currently are a USRPHC or that we will become one in the future.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses, if any, for the taxable year, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

As discussed above under “U.S. Holders—Redemptions of the Depositary Shares,” an amount paid to a holder of depositary shares in connection with a redemption of the depositary shares may, under certain circumstances, be treated as a dividend. In that case, the payment would be subject to the rules for dividends described above under “—Dividends.”

Information Reporting and Backup Withholding. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business within the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

U.S. backup withholding (currently, at a rate of 24%) will generally not apply on payment of dividends to a non-U.S. holder if such non-U.S. holder furnishes to the payor a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) or otherwise establishes an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares by a non-U.S. holder is subject to both backup withholding and information reporting unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying its non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the disposition of depositary shares by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the recipient is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against that holder’s U.S. federal income tax liability (if any) and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS in a timely manner. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code, prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts or an entity deemed to hold the assets of such plans (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Any Plan fiduciary that proposes to cause a Plan to purchase depositary shares should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

Non-U.S. plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state, local or foreign laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the depositary shares to determine the need for and the availability of, any exemptive relief under any Similar Law.

Each purchaser of depositary shares will be deemed to have represented and agreed that (i) either (A) it is not purchasing or holding the depository shares with “plan assets” of any Plan or the assets of a governmental, church or a non-U.S. plan subject to Similar Laws; or (B) its purchase and holding of the depositary shares is not a non-exempt prohibited transaction under ERISA or the Code and is otherwise permissible under all applicable Similar Laws and neither Schwab nor any of our affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or Section 4975 of the Code or, with respect to a Plan not subject to ERISA or Section 4975 of the Code, under any applicable Similar Law, with respect to the purchaser in connection with such person’s acquisition, holding or disposition of the depositary shares, or as a result of the exercise by Schwab or any of our affiliates of any rights in connection with the depositary shares; and (ii) it will not sell or otherwise transfer the depositary shares or any interest therein otherwise than to a purchaser or transferee that is deemed to make these same representations, warranties and agreements with respect to its purchase of such depositary shares.

This discussion is based on ERISA, the Code, and other applicable authorities, each as in effect as of the date hereof. These authorities are subject to differing interpretations and may change (possibly with retroactive effect), and any such change could affect the accuracy of the statements and conclusions set forth herein.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL ERISA, CODE AND SIMILAR LAW

CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. EACH PURCHASER OF THE DEPOSITORY SHARES HAS EXCLUSIVE RESPONSIBILITY FOR ENSURING THAT ITS PURCHASE, HOLDING AND SUBSEQUENT DISPOSITION OF THE DEPOSITORY SHARES DOES NOT VIOLATE THE FIDUCIARY OR PROHIBITED TRANSACTION RULES OF ERISA, THE CODE OR ANY APPLICABLE SIMILAR LAWS. THE SALE OF THE DEPOSITORY SHARES TO ANY PLAN OR ANY NON-U.S., GOVERNMENTAL OR CHURCH PLAN SUBJECT TO SIMILAR LAWS IS IN NO RESPECT A REPRESENTATION BY US OR ANY OF OUR AFFILIATES OR REPRESENTATIVES THAT SUCH AN INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT SUCH AN INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters named below, of which, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC are the joint book-running managers and representatives, have entered into an underwriting agreement with respect to the depositary shares described in this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally but not jointly agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name below:

Underwriter	Number of Depositary Shares
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Total

The underwriters have advised us that they are committed to purchase all the depositary shares offered by us if they purchase any shares. The underwriting agreement provides that, subject to certain conditions, the underwriters are obligated to purchase all of the depositary shares in the offering if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the depositary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $     per depositary share. Any such dealers may resell the depositary shares to certain other brokers or dealers at a discount of up to $     per depositary share from the initial public offering price. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriters. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of depositary shares made outside of the U.S. may be made by the underwriters or affiliates of the underwriters.

The following table shows the per depositary share and total underwriting discount to be paid to the underwriters:

Per Depositary Share	$
Total	$

We estimate that our total expenses of this offering (excluding the underwriting discount) will be approximately $     million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

The depositary shares will be a new issue of securities, and there is currently no established trading market for the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series L Preferred Stock except as represented by the depositary shares. We do not intend to apply for listing of the depositary shares in any securities exchange or for inclusion of the depositary shares in any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

The depositary shares may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of the depositary shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come to possess this prospectus supplement or the accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters will be permitted to engage in certain transactions that may have the effect of stabilizing the price of the depositary shares. These transactions may consist of bids or purchases for the depositary shares that have the effect of raising or maintaining the price of the depositary shares or preventing or retarding a decline in the price of the depositary shares. If the underwriters create a short position in the depositary shares in connection with the offering, i.e., if they sell more depositary shares than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing depositary shares in the open market. In general, purchases of a security for the purpose of reducing a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, financial advisory, commercial banking, investment banking, research, trading, trustee, escrow, transfer agent and custody services to us or our subsidiaries, for which they have in the past received, and may currently or in the future receive, customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect delivery of the depositary shares will be made against payment therefor on or about April  , 2026, which is the second business day following the date hereof. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on any date prior to the first business day before delivery will be required, by virtue of the fact that the depositary shares initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the depositary shares who wish to trade the depositary shares prior to their date of delivery hereunder should consult their own advisors.

Conflicts of Interest

Our subsidiary, CS&Co, is a member of FINRA and is participating as a dealer in this offering. Therefore, CS&Co will be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering is being made in compliance with the provisions of Rule 5121. CS&Co will not confirm sales to discretionary accounts without the prior written approval of the customer.

NOTICE TO INVESTORS

Prohibition of Sales to European Economic Area Retail Investors

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of depositary shares in the UK will be made pursuant to an exception from the prohibition on offers to the public under the POATRs.

Canada

The depositary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been delivered to the Hong Kong Companies Registry for registration and its contents have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about the content of this prospectus supplement, you should obtain professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEL”) and, accordingly, none of the depositary shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and governmental guidelines in Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(i)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(ii)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the depositary shares pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-Based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The underwriters will be required to represent and agree that the depositary shares are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

This prospectus supplement and the accompanying prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any depositary shares in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The depositary shares may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.

Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

Republic of Korea

The depositary shares have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”) and the depositary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the depositary shares may be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to, or for the account of or benefit of, any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the depositary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the depositary shares.

Switzerland

This prospectus supplement and the accompanying prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any securities. No securities have been offered or will be offered to the public in Switzerland, except that offers of securities may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”): (a) to any person which is a professional client as defined under the FinSA; (b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of representatives for any such offer; or (c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance; provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA. The depositary shares will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the depositary shares constitutes a prospectus pursuant to articles 35 et seq. FinSA and articles 43 et seq. of the Swiss Financial Services Ordinance, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the depositary shares may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The depositary shares have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the depositary shares or the provision of information relating to this prospectus supplement and the accompanying prospectus. The depositary shares may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the depositary shares shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS

The validity of the depositary shares and shares of Series L Preferred Stock we are offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. The underwriters have been represented by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP has represented and continues to represent us from time to time in other matters.

EXPERTS

The financial statements of The Charles Schwab Corporation as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus supplement, and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Prospectus

The Charles Schwab Corporation

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Purchase Contracts

Warrants

Units Consisting of Two or More Securities

The Charles Schwab Corporation from time to time may offer and sell debt securities, preferred stock, depositary shares, common stock, purchase contracts, warrants and units consisting of two or more of the securities being offered by this prospectus. Our debt securities, preferred stock, purchase contracts and warrants may be convertible into or exchangeable for shares of our common stock or other securities.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “SCHW.”

We will provide the specific terms of any securities to be offered and the specific manner in which they may be offered in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement for those securities.

These securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Charles Schwab & Co., Inc. or any of our other affiliates may use this prospectus in a market-making transaction for any of the securities listed above or similar securities after their initial sale. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

The date of this prospectus is December 1, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. We may offer debt securities, preferred stock, depositary shares, common stock, purchase contracts and units consisting of two or more securities. We may also offer warrants to purchase debt securities or warrants to purchase or sell, or whose cash value is determined by reference to the performance level, or value of, one or more of:

•	securities of one or more issuers, including our common stock, preferred stock or depositary shares, other securities described in this prospectus or the debt or equity securities of third parties;

•	one or more currencies, currency units or composite currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more indices or baskets of the items described in this paragraph.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The prospectus supplement may also contain information about United States federal income tax considerations relating to the securities covered by the prospectus supplement.

References in this prospectus to “we,” “us” and “our” mean The Charles Schwab Corporation.

RISK FACTORS

Investing in our securities involves risks. Before making a decision to invest in any of our securities, you should carefully consider the risk factors incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, together with any changes contained in subsequently filed Quarterly Reports on Form 10-Q and other filings with the SEC. Additional risk factors specific to particular securities will be detailed in one or more supplements to this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements, including the documents incorporated by reference, contain not only historical information but also “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to here as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to here as the “Exchange Act”). Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate,” “appear,” “could,” “would,” “expand,” “aim,” “maintain,” “continue,” “seek,” and other similar expressions. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements.

These forward-looking statements, which reflect management’s beliefs, objectives and expectations as of the date of this prospectus, the prospectus supplement, or in the case of any documents incorporated by reference, as of the date of those documents, are estimates based on the best judgment of our senior management. Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed beliefs, objectives and expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, the prospectus supplement or, in the case of documents incorporated by reference, as of the date of those documents.

You should refer to our periodic and current reports filed with the SEC or to the applicable prospectus supplement for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements, including risks described in the “Risk Factors” section. See “Where You Can Find More Information” in this prospectus for information about how to obtain copies of our periodic and current reports.

Statements in this prospectus, any prospectus supplement, and any documents incorporated by reference speak only as of the date on which those statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the securities offered by this prospectus. This prospectus is a part of that registration statement and does not include all of the information in the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available to download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our corporate website at www.aboutschwab.com. The website addresses of the SEC and us are included as inactive textual references only, and the information contained on those websites is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over earlier information included in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed, other than, in each case, documents or portions of documents furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023;

•	Current Reports on Form 8-K filed on January 31, 2023, May 5, 2023, May 19, 2023, May 22, 2023, August 21, 2023, August 24, 2023 and November 17, 2023; and

•

The description of our common stock contained in Exhibit 4.11 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to us at the following address:

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

Attention: Investor Relations

Telephone: (415) 667-7000

Email: investor.relations@schwab.com

THE CHARLES SCHWAB CORPORATION

The Charles Schwab Corporation was incorporated in 1986, and we engage, through our subsidiaries, in wealth management, securities brokerage, banking, asset management, custody and financial advisory services.

We are a savings and loan holding company and are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are dependent upon the earnings and cash flow of our subsidiaries to meet our obligations. Our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Our principal executive office is located at 3000 Schwab Way, Westlake, Texas 76262. Our telephone number is (817) 859-5000. Our corporate Internet website is http://www.aboutschwab.com. We have included our website address as an inactive textual reference only, and none of the information contained in or that can be accessed through our website is a part of this prospectus.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes include working capital, capital expenditures, purchasing securities to augment liquidity, investments in or loans to our subsidiaries, refinancing or repayment of debt, including outstanding commercial paper and other short-term indebtedness, if any, redemption or repurchase of our outstanding securities, funding of possible acquisitions and satisfaction of other obligations.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be either senior debt securities or subordinated debt securities and will be issued in one or more series under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, which currently are forms and may be entered into at a later date and each shall be governed by New York law (the “Senior Indenture” and the “Subordinated Indenture,” respectively, and together, the “indentures”). Except as otherwise set forth in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will be the trustee under the indentures (the forms of which are exhibits to the registration statement). The Bank of New York Mellon Trust Company, N.A. serves as trustee for our senior indebtedness outstanding as of the date of this prospectus. The debt securities may provide that they may be convertible into or exchangeable for shares of our common stock or other securities. When we refer to the “trustee,” we mean both the senior trustee and the subordinated trustee unless we indicate otherwise. Each indenture is qualified under the Trust Indenture Act, and the terms of the debt securities will include those stated in the applicable indenture and those made part of the indenture by reference to the Trust Indenture Act.

This section of the prospectus summarizes certain terms of the indentures and the debt securities to be offered by any prospectus supplement. It is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the respective indentures as they may be amended or supplemented, including the definitions of terms, and the Trust Indenture Act. The material terms of the debt securities offered by any prospectus supplement will be described in the prospectus supplement relating to the offered securities. The terms of any series of debt securities may differ from the terms described below. For additional information, you should look at the applicable indenture and certificates evidencing the applicable debt security that is filed (or incorporated by reference) as an exhibit to the registration statement that includes this prospectus. We encourage you to read these indentures.

General

We may issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. We are not limited as to the amount of debt securities that we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series. This section summarizes the terms of the debt securities that are common to all series, whether senior or subordinated. Unless otherwise provided for in the prospectus supplement, the debt securities will not be secured by any of our property or assets. All of the discussions below are subject to, and qualified by, the information contained in the applicable prospectus supplement.

We may issue debt securities upon the satisfaction of conditions contained in the indentures. Most of the material financial and other specific terms of the debt securities of your series will be described in the prospectus supplement relating to your series, including:

•	the title of your series of debt securities;

•	any limit on the aggregate principal amount or initial offering price of your series of debt securities;

•	the date or dates on which your series of debt securities will mature;

•	the price or prices at which your series of debt securities will be issued;

•	the annual rate or rates (which may be fixed or variable) at which your series of debt securities will bear interest, if any, and the date or dates from which the interest, if any, will accrue;

•	the dates on which interest, if any, on your series of debt securities will be payable and the regular record dates for those interest payment dates;

•	the place where the principal and interest are payable;

•	the person to whom interest is payable if other than the registered holder on the record date;

•	any mandatory or optional sinking funds or analogous provisions or provisions for mandatory or optional redemption;

•

the date, if any, after which and the price or prices at which your series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	if other than denominations of $1,000 and any integral multiple thereof, the denomination in which your series of debt securities will be issuable;

•	any events of default in addition to those in the indenture;

•	any other covenant or warranty in addition to those in the indenture;

•

if debt securities are sold for one or more foreign currencies or foreign currency units, or principal, interest or premium are payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences and other information regarding the issue and currency or currency units;

•	the currency of payment of principal, premium, if any, and interest on your series of debt securities if other than in United States dollars;

•	any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on your series of debt securities;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•

if the principal amount payable at a stated maturity will not be determinable as of any date prior to stated maturity, the amount or method of determining the amount which will be deemed to be the principal amount;

•	any paying agents, authenticating agents, security registrars or other agents for the debt;

•	the applicable discharge, defeasance and covenant defeasance provisions;

•	whether any debt securities will be certificated securities or will be issued in the form of one or more global securities and the depositary for the global security or securities;

•	whether your series of debt securities are subordinated debt securities or senior debt securities;

•	if your series of debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;

•

if debt securities are sold bearing no interest or below market interest, known as “original issue discount” securities, the amount payable upon acceleration and special tax, accounting and other considerations;

•	the convertibility or exchangeability, if any, of your series of debt securities into any other debt or equity securities; and

•	any other material terms of your series of debt securities.

The terms may vary from the terms described here. This summary is qualified by reference to the description of the terms of your series to be described in the prospectus supplement.

Prospective purchasers of debt securities should be aware that special federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

A debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered to be issued with original issue discount. If we issue an original issue discount debt security, the prospectus supplement will contain a description of the U.S. federal income tax consequence related to the issuance.

Senior Debt

Our senior debt securities will be issued under the Senior Indenture and will rank equally with all of our other unsecured and unsubordinated debt, including that issued and outstanding under our Senior Indenture, dated as of June 5, 2009, between us and The Bank of New York Mellon Trust Company, N.A.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt securities will be subordinate and junior in right of payment to all of our “senior indebtedness.”

In some circumstances relating to our liquidation, dissolution, winding-up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

In addition, we are prohibited from making payments on the subordinated debt securities in the event:

•	there is a default in any payment or delivery on any senior indebtedness; or

•	there is an event of default on any senior indebtedness which permits the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness may recover less, proportionately, than holders of senior indebtedness.

Unless otherwise specified in a prospectus supplement, “senior indebtedness” will include the principal of and premium, if any, and interest on our senior indebtedness, whether outstanding on the date of the subordinated debt indenture or later created, that is:

•	for money that we borrowed, including capitalized lease obligations;

•	for money borrowed by others and guaranteed, directly or indirectly, by us; or

•	secured and unsecured purchase money indebtedness or indebtedness secured by property at the time of our acquisition of the property for the payment of which we are directly or contingently liable.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of and amendments, modifications and supplements to the senior indebtedness described in the preceding sentence.

Senior indebtedness does not include:

•	our indebtedness to any of our subsidiaries for money borrowed or advances from any subsidiary;

•	the subordinated debt securities; or

•

any indebtedness if the terms creating or evidencing the indebtedness expressly provide that the indebtedness is not superior in right of payment to the subordinated debt securities and/or that the indebtedness is not superior in right of payment to any of our other indebtedness that is equal to or subordinated to the subordinated debt securities in right of payment.

“Indebtedness” is obligations of, or guaranteed or assumed by, us for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, including capitalized lease obligations.

The indenture does not limit the amount of senior debt that we are permitted to have, and we may in the future incur additional senior debt.

Restrictive Covenants

Neither of the indentures contains any significant financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into sale and leasehold transactions. The prospectus supplement relating to a series of debt securities may describe restrictive covenants, if any, to which we may be bound under the applicable indenture.

Legal Ownership of Debt Securities

We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in the debt securities that are not registered in their own name as indirect holders. As discussed under the heading “Global Securities,” indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Additional Mechanics

Form, Exchange and Transfer. Unless otherwise indicated in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and any integral multiple of $1,000.

You may have your debt securities broken into more debt securities of permitted smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform exchanges and transfers. You may exchange or transfer debt securities at the office of the security registrar.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Unless otherwise indicated in a prospectus supplement, the trustee will act as the securities registrar and we will appoint an office or agency in New York City for you to transfer or exchange debt securities having New York as the place of payment.

Payment and Paying Agents. We will pay interest, principal and any other money due on the debt securities at payment offices that we designate. These offices are called paying agents. You must make arrangements to have your payment paid by wire or picked up at that office. We may also choose to pay interest by mailing checks to the address specified in the security register.

We will pay interest to you if at the close of business on a particular day in advance of each due date for interest you are a direct holder, even if you no longer own the debt security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro-rated interest is called “accrued interest.”

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for payment.

Indirect holders should consult their banks or brokers for information on how they will receive payment.

Notices

Notices to be given to holders of a global security will be given only in accordance with the policies of the depositary, as described in part under “Global Securities.” Notices to be given to holders of debt securities not in global form will be sent by mail to the address of the holder appearing in the trustee’s records. Indirect holders should consult their banks or brokers for information on how they will receive notice.

No Personal Liability of Directors, Officers, Employees and Stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Ranking

Unless otherwise provided in the prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations, and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities.

Conversion or Exchange

If and to the extent indicated in the applicable prospectus supplement, a series of debt securities may be convertible or exchangeable into other debt securities or common stock, preferred stock or depositary shares. The specific terms on which any series may be so converted or exchanged will be described in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, whether mandatory, at the holder’s option or at our option, in which case the amount or number of securities the debt security holders would receive would be calculated at the time and in the manner described in the applicable prospectus supplement.

Regarding the Trustee

The trustee under either indenture will be named in the prospectus supplement. We and some of our subsidiaries may conduct transactions with the trustee in the ordinary course of business and the trustee and their affiliates may conduct transactions with us and our subsidiaries.

Governing Law

The Senior Indenture and the Subordinated Indenture, and the senior and subordinated debt securities issued thereunder, will be, governed by and construed in accordance with the laws of the State of New York unless otherwise provided in any prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

This section of the prospectus contains a description of the general terms of the preferred stock that we may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below.

In addition to the provisions of the preferred stock described below and in any prospectus supplement, you should also refer to our certificate of incorporation and the documents that will be filed with the SEC in connection with the offering of a series of preferred stock.

General

Our certificate of incorporation permits our board of directors to authorize the issuance of up to 9,940,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of November 20, 2023, we have issued and outstanding 1,429,785 shares of preferred stock.

Our board of directors has the authority to divide the preferred stock into series and determine the designation and the rights and preferences of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of our common stockholders.

The preferred stock will have the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the series designation of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the dividend rate or method of determining that rate;

•	the date on which dividends will be paid;

•	voting rights;

•	the price at which the preferred stock will be issued;

•	dividend rights (which may be cumulative or noncumulative);

•	any redemption or sinking fund provisions;

•	any provisions relating to convertibility or exchangeability of the preferred stock into shares of our common stock or other securities;

•	the relative seniority and rank of the series with respect to other series then or thereafter issued;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares”; and

•	any other rights, preferences, privileges, limitations, options and restrictions and special or relative rights, if any, on the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding-up and dissolution, rank:

•

senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, no full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock. The prospectus supplement for non-cumulative preferred stock may set forth certain restrictions on payments of dividends, or on setting aside funds for payment of dividends on junior securities if dividends on the non-cumulative preferred stock are not paid. Our ability to pay dividends on our preferred stock is subject to policies established by our regulators and our meeting the requirements of Delaware corporate law with regard to the payment of dividends.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, unless otherwise provided in the prospectus supplement, they will have no right or claim to any of our remaining assets.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option and subject to policies established by our regulators. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as discussed below, set forth in the prospectus supplement or as otherwise required by law or in our certificate of incorporation.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a “class of voting securities” and a company holding 25% or more of the series, or in certain circumstances a lesser percentage if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a savings and loan holding company in accordance with the Home Owners’ Loan Act of 1933, as amended (the “HOLA”). In addition, at the time the series is deemed a class of voting securities,

•	any other savings and loan holding company is required to obtain the prior approval of the Federal Reserve to acquire or retain more than 5% of that series;

•	a banking holding company is required to obtain the prior approval of the Federal Reserve to acquire or retain more than 5% of that series under the Bank Holding Company Act of 1956 (“BHC Act”); and

•

any other persons (or group of persons acting in concert) other than a savings and loan holding company may be required to obtain the prior non-objection of the Federal Reserve to acquire or retain 10% or more of that series.

In addition, as described under “Description of Common Stock,” the requirements of Delaware law and the provisions of our certificate of incorporation may have an effect of delaying or preventing a change of control of The Charles Schwab Corporation in some circumstances.

Exchangeability and Convertibility

The prospectus supplement relating to any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock or other securities.

Transfer Agent and Registrar

The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of preferred stock will be named in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement under a depositary agreement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary and complying with any other requirement of the depositary agreement, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

If we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges as are expressly provided in the depositary agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us a notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all reports and other communications from us that we deliver to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and its duties under the depositary agreement. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

General

We have 3,000,000,000 shares of authorized common stock, par value $0.01 per share, of which 1,772,449,738 shares were outstanding as of November 20, 2023. We also have authorized nonvoting common stock, par value $0.01 per share, which we are not registering pursuant to this registration statement. Our nonvoting common stock was issued to an affiliate of The Toronto-Dominion Bank in connection with our acquisition of TD Ameritrade Holding LLC. Holders of our common stock, together with the holders of our nonvoting common stock, are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock and holders of our nonvoting common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution of our net assets. We pay dividends on our common stock and nonvoting common stock only if we have paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Our nonvoting common stock has the same rights and privileges as, and ranks equally and shares proportionately with, and is identical in all respects as to all matters to, the common stock, except that the nonvoting common stock has no voting rights other than voting rights required by law.

Our preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also will also have such other preferences as may be fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power of our capital stock, except as our board of directors may provide with respect to any class or series of preferred stock issued after the date of this prospectus. See “Description of Preferred Stock.” Our certificate of incorporation provides for a classified board but does not provide for cumulative voting. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the New York Stock Exchange. Outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Restrictions on Ownership

Under the HOLA, any “savings and loan holding company,” as defined in the HOLA, is required to obtain the approval of the Federal Reserve prior to the acquisition of more than 5% of our common stock. Under the BHC Act, a bank holding company is required to receive the Federal Reserve’s approval prior to acquiring more than 5% of our common stock. Any other person (or group of persons acting in concert), other than a savings and loan holding company, may be required to obtain prior non-objection of the Federal Reserve to acquire 10% or more of our common stock. Any company holding more than 25% of our common stock or total equity, or that otherwise exercises a “controlling influence” over us, is subject to regulation as a savings and loan holding company under the HOLA.

Business Combination Statute

Under Delaware law, a corporation is prohibited from engaging in any business combination with any interested stockholder, defined as the beneficial owner of 15% or more of the voting power of the corporation, for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation; or

•

on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Under Delaware law, a corporation has the option to opt-out of the above business combination statute. Neither our Certificate of Incorporation nor our Bylaws excludes us from the restrictions imposed by this provision.

Supermajority Vote Requirement

Our Certificate of Incorporation requires the approval of a supermajority of our stockholders for some business combinations with interested stockholders. Our Certificate of Incorporation defines an interested stockholder as a person, partnership or group which directly or indirectly beneficially owns more than 15% of the voting power of our outstanding shares, or an affiliate or associate of a 15% owner. Notwithstanding any lesser percentage permitted by law, under our Certificate of Incorporation, 80% of the voting power of our stockholders, voting together as a single class, must approve any of the following business combinations:

•	a merger of CSC or any of our subsidiaries with an interested stockholder or an affiliate or associate of an interested stockholder;

•	any sale to an interested stockholder of assets of CSC or one of our subsidiaries, if those assets have a fair market value of $5,000,000 or more;

•	any sale to CSC or any of our subsidiaries of assets of the interested stockholder, if those assets have a fair market value of $5,000,000 or more;

•

the issuance or transfer by CSC or any of our subsidiaries of any of our securities or any securities of our subsidiaries to an interested stockholder, unless the fair market value of the property received has a fair market value of less than $5,000,000;

•

any reclassification of our securities, any merger or consolidation with any of our subsidiaries, or any similar transaction which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity securities of CSC or any of our subsidiaries which is directly or indirectly owned by any interested shareholder or its affiliate or associate; or

•	the adoption of any plan or proposal for the liquidation or dissolution of CSC.

The supermajority vote requirement does not apply to business combinations approved by a majority of disinterested directors. A disinterested director is any member of our board who:

•	is not an interested stockholder;

•	is not an affiliate or a representative of an interested stockholder;

•	is not a party to an agreement or arrangement with an interested stockholder to act in concert with that interested stockholder to direct our management or policies; and

•

either was a member of our board before the interested stockholder became an interested stockholder or was nominated to succeed a disinterested director by a majority of the disinterested directors; provided that, this requirement does not apply if the business combination involves a party that was an interested stockholder of CSC on July 30, 1987.

The supermajority requirement does not apply to business combinations meeting fair price and procedural requirements set forth in our Certificate of Incorporation.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, representing contracts obligating holders to purchase from or sell to us, or obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock, preferred stock, depositary shares or other securities that may be sold under this prospectus, as applicable, at a future date or dates. The price per share of common stock or preferred stock or per depositary share or the price of the other securities, as applicable, may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in amounts and in as many distinct series as we wish, and the contracts may be put or call options, forward contracts, futures contracts or other types of contracts. The purchase contracts may be issued separately or as part of units. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts, or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to the purchase contract upon the occurrence of specified events.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock, depositary shares or other securities, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock, preferred stock, depositary shares or other securities;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	whether the purchase contracts will be issued in fully registered or global form; and

•	any other terms of the purchase contracts.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF WARRANTS

We may issue warrants that are either debt warrants or universal warrants. We may offer warrants separately or together with one or more additional securities, including other warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. We may issue warrants in any amounts or in as many distinct series as we determine. Below is a description of some general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the applicable prospectus supplement.

Description of Debt Warrants

Debt warrants are rights for the purchase of debt securities. Debt warrants may be issued independently or together with our other securities and may be attached to, or separate from, our other securities. Any debt warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement. If debt warrants are offered, the prospectus supplement will describe the terms of the debt warrants, including:

•	the offering price;

•	the designation, aggregated stated principal amount and terms of the debt securities purchasable upon exercise of the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in global or certificated form;

•	if applicable, a discussion of some of the United States federal income tax consequences;

•	the identity of any warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities;

•	if applicable, the date after which the warrants and the related debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Universal Warrants

Universal warrants are rights for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

•	securities of one or more issuers, including our common stock, preferred stock, depositary shares or other securities described in this prospectus or the debt or equity securities of third parties;

•	one or more currencies or currency units;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more of the indices or baskets of the items described above.

Universal warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. Any universal warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If universal warrants are offered, the prospectus supplement will describe the terms of the universal warrants, including the following:

•	the offering price;

•	the title and aggregated number of the warrants;

•	the nature and amount of the warrant property that the warrants represent the right to buy or sell;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	whether the warrants are put warrants or call warrants, including in either case whether the warrants may be settled by means of net cash settlement or cashless exercise;

•	whether the exercise price may be paid in cash or by exchange of the warrant property or both, the method of exercising the warrants and whether settlement will occur on a net basis or a gross basis;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	if applicable, a discussion of certain of the United States federal income tax consequences;

•	whether the warrants and underlying securities will be listed on any securities exchange;

•	whether the warrants will be issued in global or certificated form;

•	a description of the terms of any warrant agreement to be entered into between us and a warrant agent that governs the warrants;

•	if applicable, the date after which the warrants and the related debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Modification

Except as set forth in the prospectus supplement, we and the warrant agent, if any, may amend the terms of any warrant agreement and the warrants without the consent of the holders of the warrants to cure any ambiguity, to correct any inconsistent provision or in any manner we deem necessary or desirable and which will not affect adversely the interests of the holders of the warrants. In addition, we may amend the warrant agreement, if any, and the terms of the warrants with the consent of the holders of a majority of the outstanding unexercised warrants affected; provided that, no modification to the warrants can change the exercise price, reduce the amounts receivable upon exercise, cancellation or expiration, shorten the time period during which the warrants may be exercised or otherwise materially and adversely affect the rights of the holders of the warrants or reduce the percentage of outstanding warrants required to modify or amend any warrant agreement or the terms of the warrants, without the consent of all of the affected holders.

Unsecured Obligations

Any warrants we issue will be our unsecured contractual obligations. No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee under the Trust Indenture Act. Holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act.

DESCRIPTION OF UNITS

General

We may issue units consisting of one or more securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. Units may also include debt obligations of third parties, such as United States Treasury securities. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

If units are offered, the prospectus supplement will describe the terms of the units, including the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	the name of any unit agent;

•	a description of the terms of any unit agreement to be entered into between us and any unit agent that governs the units;

•	whether the units are to be prepaid or not;

•	whether the units will be listed on any securities exchange;

•	whether the units will be issued in fully registered or global form; and

•	a description of any provisions for the payment, settlement, transfer or exchange of the units or the securities comprising the units.

Modification

Except as described in the prospectus supplement, we and the unit agent, if any, may amend the terms of any unit agreement and the units without the consent of the holders of the units to cure any ambiguity, to correct any inconsistent provision or in any manner we deem necessary or desirable and which will not affect adversely the interests of the holders of the units. In addition, we may amend the unit agreement, if any, and the terms of the units with the consent of the holders of a majority of the outstanding unexpired units affected; provided that, no modification to the units can materially and adversely affect the rights of the holders of the units or reduce the percentage of outstanding units required to modify or amend any unit agreement or the terms of the units, without the consent of all of the affected holders.

Unsecured Obligations

Any units we issue will be our unsecured contractual obligations. No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee under the Trust Indenture Act. Holders of units issued under a unit agreement will not have the protection of the Trust Indenture Act.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the relevant unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with the offering of units.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC.

The following is a summary of the depositary arrangements applicable to the securities issued in global form and for which DTC acts as depositary. If there are any changes from this summary, they will appear in a prospectus supplement.

If any securities are to be issued in global form, you will not receive a paper certificate representing the securities you have purchased. Instead, we will deposit with DTC or its custodian one or more fully registered global certificates, a “global certificate” registered in the name of Cede & Co. (DTC’s nominee) for the book-entry securities, representing in the aggregate the total number or aggregate principal balance of the securities.

Since the global certificate is registered in the name of DTC or its nominee, DTC or its nominee is said to have legal or record ownership of the global certificate. Persons who buy interests in the global security by purchasing securities are said to own a beneficial interest in the global security.

Only institutions (sometimes referred to as “participants”) that have accounts with DTC or its nominee or persons that may hold interests through participants, such as individual members of the public, may own beneficial interests in a global certificate. Ownership of beneficial interests in a global certificate by participants will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee.

Ownership of beneficial interests in a global certificate by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant.

DTC has no knowledge of the actual beneficial owners of the book-entry securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchase the securities.

DTC alone is responsible for any aspect of its records, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global certificate or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

We have been advised by DTC that upon the issuance of a global certificate and the deposit of that global certificate with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective amounts represented by that global certificate to the accounts of its participants.

We will pay principal of, interest and premium (if any) on debt securities and payments to holders with respect to warrants, purchase contracts, units, stock and depositary shares represented by a global certificate registered in the name of or held by DTC or its nominee to the relevant trustee (or agent) who in turn will make payments to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificate representing those securities in immediately available funds. We have been advised by DTC that upon receipt of any payment of principal, interest, premium (if any) or other distribution of underlying securities or other property to holders on a global certificate, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or stated amount of that global certificate as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

A global certificate will be exchangeable for definitive securities (paper certificates) registered in the name of, and a transfer of a global certificate may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global certificate or if at any time DTC ceases to be registered under the Exchange Act;

•	we determine in our discretion that the global certificate shall be exchangeable for definitive securities in registered form; or

•

in the case of debt securities, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default with respect to the debt securities and certain other conditions have been met if and to the extent set forth in the applicable indenture.

Any global certificate representing a debt security that is exchangeable pursuant to the preceding paragraph will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate.

Any global certificate representing a warrant, purchase contract or unit that is exchangeable pursuant to either of the first two conditions listed above will be exchangeable in whole for definitive warrants, purchase contracts or units in registered form, of like tenor and of an equal aggregate stated amount as the global certificate, in denominations specified in the applicable prospectus supplement. The definitive warrants, purchase contracts or units will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate.

DTC may discontinue providing its services as securities depositary with respect to any of the book-entry securities at any time by giving reasonable notice to the relevant trustee (or the relevant warrant agent, purchase contract agent or unit agent) and us. If a successor securities depositary is not obtained, definitive debt security (or definitive warrant, purchase contract or unit) certificates representing the debt securities (or warrant, purchase contract or unit) are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

Except as provided above, owners of the beneficial interests in a global certificate representing a debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of securities for any purpose under the indentures.

No global security shall be exchangeable except for another global certificate of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global security or the indentures.

Redemption notices will be sent to Cede & Co. as the registered holder of the book-entry securities. If less than all of a series of the debt securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC. Access to the DTC system is also available to others, referred to as “indirect participants”, such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Clearstream Banking and Euroclear System

If specified in a prospectus supplement to this prospectus with respect to a particular series, investors may elect to hold interests in a particular series of securities outside the U.S. through Clearstream Banking, société anonyme (“Clearstream”) or the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to permanent global securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear holds securities for participants of Euroclear and clears and settles transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters for a particular offering of securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator holds all securities in Euroclear on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Distributions with respect to permanent global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Unless otherwise specified in a prospectus supplement with respect to a particular series of permanent global securities, initial settlement for permanent global securities will be made in immediately available funds. If the prospectus supplement specifies that interests in the permanent global securities may be held through Clearstream or Euroclear, Clearstream and/or Euroclear participants will conduct secondary market trading with other Clearstream and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Then secondary market trades will settle using the procedures applicable to conventional eurobonds in immediately available funds.

Investors should be aware that they will be able to make and receive deliveries, payments and other communications involving the securities through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

The information in this section concerning Euroclear and Clearstream has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by Euroclear or Clearstream or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in permanent global securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures, and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We or our selling securityholders may sell or resell the securities from time to time as follows:

•	to or through underwriters or dealers, which may be affiliates;

•	through agents, which may be affiliates;

•	directly to purchasers; or

•	through a combination of any of these methods.

We or our selling securityholders may also offer and sell, resell, or agree to deliver, securities pursuant to, or in connection with, any put option agreement or other contractual arrangement, whether directly to investors or through one or more special purpose vehicles.

In addition, we or our selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also lend or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by each of them;

•	the public offering or purchase price;

•	any over-allotment options under which agents or underwriters may purchase additional securities from us;

•	any discounts, concessions and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting agent or underwriting compensation;

•	any discounts and commissions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Generally, the underwriters’ obligations to purchase the securities will be subject to specified conditions. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. If agents are used in the sale of any securities, they generally will be acting on a best efforts basis for the period of their appointment.

Only the agents, dealers or underwriters named in the prospectus supplement will be the agents, dealers or underwriters in connection with the securities being offered. Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and any prospectus supplements may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which we may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the future date stated in such prospectus supplement. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Some of the underwriters and their affiliates may have in the past provided, may be currently providing and may in the future from time to time provide, financial advisory, commercial banking, investment banking, research, trading, trustee, escrow, transfer agent and custody services to us or our subsidiaries (including as parties to our credit agreement), for which they have in the past received, and may currently or in the future receive, customary fees and expenses.

Any underwriter, agent or dealer that we use in the initial offering of debt securities will not confirm sales to any account over which it exercises discretionary authority without the prior specific written approval of its customer.

If Charles Schwab & Co., Inc. (“CS&Co”) or any other broker-dealer subsidiary that we may have participates in the distribution of our securities, we will conduct the offering in accordance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority’s rules or any successor provisions.

Following the initial distribution of any of these securities, our affiliates, including CS&Co, may offer and sell these securities (as well as securities initially offered and sold under previous registration statements) in market-making transactions as part of their business as broker-dealers. CS&Co and our other affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. CS&Co and our other affiliates may use this prospectus in connection with such transactions.

Unless we or our agent inform you in your confirmation of sale that the security is being purchased in its original offering and sale, you may assume that you are purchasing the security in a market-making transaction.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

VALIDITY OF SECURITIES

The validity of the securities to be issued under this prospectus, will be passed upon for us by Wachtell, Lipton, Rosen & Katz, counsel to The Charles Schwab Corporation. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements of The Charles Schwab Corporation incorporated by reference in this Prospectus, and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.